Exhibit 10.6

FINAL SETTLEMENT AND LICENSE AGREEMENT
           This Final Settlement and License Agreement (the “Agreement”) is entered into by and between Tesco Corporation (“Tesco”), and Weatherford International Inc. and Weatherford/Lamb, Inc. (collectively “Weatherford”). Tesco and Weatherford are individually referred to as “Party” and collectively as the “Parties.”  This Agreement is effective as of October 26, 2010 (“Effective Date”).

RECITALS

WHEREAS, Weatherford filed a lawsuit against Tesco in the United States District Court for the Eastern District of Texas, Marshall Division, 2:07-CV-00531-TJW-CE (the “Marshall Litigation”), for alleged infringement of certain Weatherford patents relating to top drive technology, and Tesco denied infringement and counterclaimed for alleged non-infringement, invalidity and unenforceability of Weatherford’s patents;

WHEREAS, Tesco filed a lawsuit against Weatherford and other defendants in the United States District Court for the Southern District of Texas, Houston Division, H-4:08-CV-2531 (the “Houston Litigation”), for alleged infringement of certain Tesco patents relating to top drive technology, and Weatherford denied infringement and counterclaimed for alleged non-infringement, invalidity and unenforceability of Tesco’s patents;

WHEREAS, by settlement agreement dated October 26, 2010 (the “Interim Agreement”) the Parties agreed to enter into this Agreement after having mutually dismissed the lawsuits mentioned above;

WHEREAS, as part of the settlement Tesco wants to obtain a fully paid-up, non-exclusive license to certain Weatherford Patents, and Weatherford wants to obtain a fully paid-up, non-exclusive license to certain Tesco Patents, and the Parties are willing to grant such rights as defined in greater detail below consistent with and for the purpose of fully implementing the Interim Agreement;

WHEREAS, also as part of the settlement, Tesco and Weatherford want to enter into a mutually advantageous business relationship, under the terms set forth in greater detail below;

NOW, THEREFORE, in consideration of the above premises and mutual covenants contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.  DEFINITIONS.

The following definitions apply to this Agreement:

(a) “Affiliate” of a Party means any Entity that directly or indirectly owns or controls, is owned or controlled by, or is under common ownership or control with, such Party, where “control” means: (i) for an Entity incorporated in the U.S. or whose country of domicile is the U.S., ownership of fifty percent (50%) or more of the capital stock or other ownership interest of the Entity carrying the right to vote for or appoint directors or their equivalent (if not a corporation), or otherwise to direct or cause the direction of the management policies of the Entity; or (ii) for an Entity incorporated outside of the U.S. or whose country of domicile is outside of the U.S., ownership of less than fifty percent (50%) of the capital stock or other ownership interest of the Entity carrying the right to vote for or appoint directors or their equivalent (if not a corporation), or otherwise to direct or cause the direction of the management policies of the Entity, if the country of incorporation or the country of domicile of the Entity requires that foreign ownership be less than fifty percent (50%), but only to the extent that the maximum allowable amount of securities instruments or other ownership interests of the Entity is owned by the Party; and (iii) provided, however, that an Entity shall be considered an Affiliate of a Party only for the periods where such ownership or control exists.

(b) “Claim” or “Claims” means any and all claims, causes of action, actions, demands, liabilities, losses, damages, attorneys’ fees, and court costs.

(c) “Frank’s” means Frank’s Casing Crew and Rental Tools, Inc. and Affiliates and its or their predecessors, properly licensed successors and permitted assigns.

(d) “Infringement” or “Infringes” means direct infringement, indirect infringement, infringement under the doctrine of equivalents, or any other theory of infringement in any jurisdiction worldwide.

(e) “NOV” means National Oilwell Varco L.P., and its Affiliates and its or their predecessors, properly licensed successors and permitted assigns.

(f) “Party” or “Parties” means Tesco, Weatherford or both as the case may be.

(g) “Steering Committee” means a body consisting or two (2) individuals, selected respectively by each of the Parties to represent it for purposes of Paragraphs 5.1 and 5.2, and meeting regularly, on an agreed-upon basis, for the purpose of ensuring that the overall intent and objectives of the Parties in entering into this Agreement are being properly implemented.

(h) “Tesco” means Tesco and its Affiliates and its or their predecessors, properly licensed successors and permitted assigns.

(i) “Tesco Patents” means Tesco’s U.S. patents identified in Schedule A, including without limitation all foreign counterparts or eqiuvalents, and all divisionals, continuations, reexaminations, reissues and extensions.

(j) “Weatherford” means Weatherford and its Affiliates and its or their predecessors, properly licensed successors and permitted assigns.

(k) “Weatherford Patents” means Weatherford’s U.S. patents identified in Schedule B, including, without limitation all foreign counterparts or equivalents, and all divisionals, continuations, reexaminations, reissues and extensions.

2.  RELEASES.

2.1           Weatherford’s Release to Tesco.  In consideration for the obligations of Tesco under this Agreement, Weatherford forever releases Tesco from any and all Claims, or any other form of claim or compensation, whether known or unknown, whether in law or equity, accruing before or on the Effective Date, related in whole or part to the Marshall Litigation, the Houston Litigation, any of the Weatherford Patents, and any Claim that is or would have been within the scope of the license granted to Tesco herein, and any Claim that Weatherford asserted or could have asserted in the Marshall Litigation or the Houston Litigation as of the Effective Date.

2.2           Tesco’s Release to Weatherford.  In consideration for obligations of Weatherford under this Agreement, Tesco forever releases Weatherford from any and all Claims, or any other form of claim or compensation, whether known or unknown, whether in law or equity, accruing before or on the Effective Date, related in whole or part to the Marshall Litigation, the Houston Litigation, any of the Tesco Patents, and any Claim that is or would have been within the scope of the license granted to Weatherford herein, and any Claim that Tesco asserted or could have asserted in the Marshall Litigation or the Houston Litigation as of the Effective Date.

2.3           Agreement Obligations Not Released.  None of the releases herein operates to release any Party from its respective obligations under this Agreement or under any protective orders entered in the Marshall Litigation or the Houston Litigation as of the Effective Date, or prevents either Party from enforcing the terms and conditions of this Agreement against the other Party.

2.4           Releases.  The releases in this Agreement include an express, informed, knowing, and voluntary waiver and relinquishment to the fullest extent permitted by law.  In this connection, the Parties acknowledge that they may have sustained damages which are presently unknown and unsuspected and that such damages as have been sustained may give rise to additional damages in the future.  The Parties hereto further acknowledge that they have negotiated this Agreement taking into account presently unsuspected and unknown Claims, and the Parties hereto voluntarily and with full knowledge of its significance, expressly waive and relinquish any and all rights they may have under any state or federal statue, rule or common law principle, in law or equity, relating to limitations on releases or general releases.

3.  GRANTS.

3.1           License of the Weatherford Patents.  In further consideration for Tesco’s obligations under this Agreement, Weatherford hereby grants to Tesco a fully paid-up, royalty free, non-exclusive, worldwide, non-transferrable and non-sublicensable (except as permitted herein) license under the Weatherford Patents throughout the world.  The license granted in this Paragraph shall be irrevocable except as provided in Paragraph 3.2, or if this Agreement is terminated by Weatherford pursuant to Paragraph 9.2 as a result of a material breach by Tesco.

3.2           Termination of License of the Weatherford Patents.  The license to Tesco in Paragraph 3.1 may be terminated, within the sole discretion of Weatherford, upon written notice by Weatherford, if Tesco is acquired by NOV or Frank’s, or if NOV or Frank’s acquires all or substantially all of the equity or assets of Tesco’s business to which this Agreement relates.

3.3           License of the Tesco Patents.  In further consideration for Weatherford’s obligations under this Agreement, Tesco hereby grants to Weatherford a fully paid-up, royalty free, non-exclusive, worldwide, non-transferrable and non-sublicenseable (except as permitted herein) license under the Tesco Patents throughout the world. The license granted in this Paragraph shall be irrevocable except if this Agreement is terminated by Tesco pursuant to Paragraph 9.2 as a result of a material breach by Weatherford.

3.4           Patent Marking.  Weatherford and Tesco will mark all products made under the license granted to each herein with appropriate patent marking in a manner consistent with their current patent marking practices for their own products.  Where a licensed product cannot be marked, the patent notice shall be placed on associated tags, labels, packaging, or accompanying documentation, either electronic or paper as appropriate.

4.  COVENANTS.

4.1           No Action Adverse to the Weatherford Patents.  Tesco agrees that, in the absence of a subpoena or court order requiring its participation or support, Tesco shall not participate in or support any suit, claim, action, litigation, administrative proceeding, or proceeding of any nature against Weatherford that challenges the validity or enforceability of any of the Weatherford Patents, so long as the license to the Weatherford Patents under this Agreement remains in effect as to such patent.  Tesco shall cease all activity and have no further participation in connection with reexamination of any of the Weatherford Patents.

4.2           No Action Adverse to the Tesco Patents.  Weatherford agrees that, in the absence of a subpoena or court order requiring its participation or support, Weatherford shall not participate in or support any suit, claim, action, litigation, administrative proceeding, or proceeding of any nature against Tesco that challenges the validity or enforceability of the any of the Tesco Patents, so long as the license to the Tesco Patents under this Agreement remains in effect as to such patent.  Weatherford shall cease all activity and have no further participation in connection with reexamination of any of the Tesco Patents.

4.3           Mutual Disclaimers of Infringement and Validity.  Nothing herein shall be construed as an admission by Weatherford that, (a) the Tesco Patents have been or are being infringed; or (b) the Tesco Patents are valid or enforceable.  Likewise, nothing herein shall be construed as an admission by Tesco that, (a) the Weatherford Patents have been or are being infringed; or (b) the Weatherford Patents are valid or enforceable.

5.  OBLIGATION TO PURCHASE.

5.1           Top Drive Equipment.  Each year, for a period of five (5) years after the Effective Date, Weatherford will purchase at least sixty-seven percent (67%) of its worldwide top drive requirements from Tesco, to the extent Tesco is able to meet the reasonable requirements of Weatherford and its customers as to quality, quantity, delivery and service.  During this five (5) year term, Steering Committee representatives of Tesco and Weatherford will meet (or at least communicate by email or phone) on a calendar quarterly basis to discuss Weatherford’s forecasted needs for top drives and Tesco’s manufacturing scheduling.

5.2           After-Market Sales and Services.  Each year, for a period of five (5) years after the Effective Date, Weatherford and Tesco will work together so that Tesco becomes the preferred provider of after-market sales and service (“AMSS”) to maintain all top drives in Weatherford’s top-drive fleet, regardless of manufacturer, using original equipment manufacturers’ (OEMs’) parts and supplies.  Tesco understands that in certain circumstances Weatherford may not be able to use Tesco to service a third party’s top drive due to prior service contract commitments and/or where such third party top drive is under the manufacturer’s warranty.  Weatherford and Tesco agree for Tesco to have an initial target of providing 50% of Weatherford’s AMSS, with the opportunity for Tesco to earn its way to providing 100% of Weatherford’s AMSS, based on Tesco’s ability to provide Weatherford’s reasonable requirements as to quality and timing.  During this five (5) year term, the Steering Committee shall serve as the sole and exclusive means by which the Parties will liaise and coordinate their respective activities under this Agreement.  In addition to ad hoc communication as and when needed to give effect to this Agreement, the Steering Committee shall meet (or at least communicate by email or phone) on a calendar quarterly basis to discuss Weatherford’s forecasted needs for servicing of its top drives within each country where Weatherford has its top drives and Tesco’s service capabilities in each such country.  The Parties undertake to ensure that no individual under their respective employment or control shall be authorized to speak in their respective behalf unless designated by a member of the Steering Committee, or such member’s delegate, or otherwise so authorized in writing by the respective head of operations of the Party he/she purports to represent.

5.3           Pricing.  The prices charged by Tesco for Paragraphs 5.1 and 5.2, above, shall be no greater than the prices charged by Tesco to any other customer of similar volume of purchases and/or services over the preceding twelve (12) months in the relevant geographic region.  The price paid for any top drive specially developed for or modified for Weatherford shall be negotiated at that time between the Parties.  Each sale consummated hereunder will be an independent transaction, and subject to Tesco’s standard terms and conditions of sale in effect at the date of the respective sale.

5.4           Agreement Not to Purchase.  As long as Paragraphs 5.1 and 5.2 remain in effect, Weatherford agrees not to purchase any casing running tools involved in the Houston Litigation, either directly or indirectly, from NOV.

5.5           Accounting.  As long as Paragraph 5.1 remains in effect, within thirty (30) days after the close of each calendar quarter, Weatherford will provide a summary report to Tesco of its world-wide top drive purchases and orders for the proceeding calendar quarter in sufficient detail for Tesco to assess Weatherford’s compliance with Paragraph 5.1.

5.6           Record Keeping and Audit.  To assess Weatherford’s compliance with Paragraphs 5.1 and 5.2, and to assess Tesco’s compliance with Paragraph 5.3, each Party agrees to keep records in sufficient detail to verify such compliance.  Each Party shall keep such records for no less than two (2) years after the end of the calendar quarter in question.  Each Party agrees to allow an independent third party auditor access during regular business days and working hours within fifteen (15) business days of receipt of a written notice of the request for such audit.  If a Party has a reasonable objection to the third party auditor chosen by the auditing Party, such Party may object within five (5) business days after receipt of the audit notice, and shall provide at least two (2) acceptable third party auditors.  The auditing Party may then proceed with the audit as scheduled using one of the acceptable third party auditors chosen by the other Party.  Any such audits and any disputes relating to compliance with Paragraphs 5.1, 5.2 and 5.3 may only take place within two (2) years after the end of the quarterly period being audited.  Each Party shall be responsible for all reasonable and customary audit costs associated with audits it requests; provided, however, that should a dispute arise hereunder based on audit findings, the Party prevailing in the dispute shall be entitled to reimbursement by the other Party of all such audit costs.

6.  CONFIDENTIALITY.

The Parties may disclose the existence of this Agreement.  Neither Party may disclose the specific terms and conditions of this Agreement to any Entity except as follows: (a) upon the express written consent of the other Party; (b) in response to a valid subpoena or as otherwise may be required by law, regulation, or order of a court or governmental authority of competent jurisdiction; (c) on a confidential basis to its legal, accounting or financial advisors solely for the purposes of providing such advice and solely to the extent that they have a need for access; (d) if that Party forms a good faith belief that disclosure is required under applicable securities regulations or listing agency requirements, including for the purpose of disclosure in connection with the Securities and Exchange Act of 1934, as amended, the Securities Act of 1933, as amended, National Instrument NI 51-102 (under Canadian law), as amended, and any other reports filed with the Securities and Exchange Commission, or any other filings, reports or disclosures that may be required under applicable laws or regulations; (e) in its financial statements as it is required to do under applicable generally accepted accounting principles while acting in reliance on its auditors; (f) as required during the course of litigation and subject to protective order; provided, however, that any production under a protective order would be protected under an “Attorneys Eyes Only” or higher confidentiality designation; or (g) with obligations of confidentiality at least as stringent as those contained herein, to a counterparty in connection with a proposed merger, acquisition, financing, or similar transaction; provided, however, that prior to any disclosure pursuant to paragraph (b), (c),  or (f) the Party required to make such a disclosure gives as much notice as is reasonably possible to the other Party prior to such disclosure and takes all reasonable actions in an effort to minimize the nature and extent of such disclosure.

7.  REPRESENTATIONS AND WARRANTIES.

7.1           Weatherford’s General Representations and Warranties.  As a condition precedent to Tesco entering into this Agreement, Weatherford represents and warrants to Tesco that as of the Effective Date: (a) Weatherford has all requisite legal right, power and authority to enter into, execute, deliver and perform this Agreement and grant the licenses and releases, and all other rights provided for under this Agreement; (b) Weatherford owns the entire right, title, and interest in and to the Weatherford Patents and the inventions disclosed and claimed therein, including all rights to recover for alleged Infringement of the Weatherford Patents by Tesco; (c) Weatherford has not granted any licenses or taken any other action under the Weatherford Patents, which would conflict with or adversely affect the licenses and rights granted to Tesco under this Agreement; (d) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements which would prevent or impair the full and complete exercise of the terms and conditions of this Agreement; and (e) Weatherford has not entered into any other agreement which would interfere with the obligations and immunities set forth in this Agreement.

7.2           Tesco’s General Representations and Warranties.  As a condition precedent to Weatherford entering into this Agreement, Tesco represents and warrants to Weatherford that as of the Effective Date: (a) Tesco has all requisite legal right, power and authority to enter into, execute, deliver and perform this Agreement and grant the licenses, releases, and all other rights provided for under this Agreement; (b) Tesco owns the entire right, title, and interest in and to the Tesco Patents and the inventions disclosed and claimed therein, including all rights to recover for alleged Infringement of the Tesco Patents by Weatherford; (c) Tesco has not granted any licenses or taken any other action under the Tesco Patents, which would conflict with or adversely affect the licenses and rights granted to Weatherford under this Agreement; (d) there are no liens, conveyances, mortgages, assignments, encumbrances, or other agreements which would prevent or impair the full and complete exercise of the terms and conditions of this Agreement; and (e) Tesco has not entered into any other agreement which would interfere with the obligations and immunities set forth in this Agreement.

7.3           Specific Representations and Warranties.  The Parties represent and warrant that as of the Effective Date they are not aware of any reason the patents licensed under this Agreement cannot be enforced, other than actions of the U.S. Patent & Trademark Office in the pending reexaminations for such patents.

7.4           Limitations on Representations and Warranties.  Nothing contained in this Agreement shall be construed as: (a) a warranty or representation by either Party that any manufacture, sale, use, or other disposition of products by the other Party has been or will be free from Infringement of any patents other than the Weatherford Patents or the Tesco Patents; (b) an agreement by either Party to bring or prosecute actions or suits against any third party for Infringement of the patents licensed in Article 3 above, or conferring any right to the other Party to bring or prosecute actions or suits against third parties for Infringement of the patents licensed in Article 3 above; (c) conferring any right to either Party to use in advertising, publicity, or otherwise, any trademark, service mark, or trade dress of the other Party, or any simulation thereof, without the prior written consent of the other Party; (d) an obligation to furnish any technical information or know-how; or (e) an admission by the Parties of the validity and enforceability of the Weatherford Patents or the Tesco Patents or that Tesco Infringes the Weatherford Patents or that Weatherford Infringes the Tesco Patents.

7.5           DISCLAIMER OF WARRANTIES.  EXCEPT FOR THE EXPRES WARRANTIES SET FORTH IN THIS AGREEMENT, THE PARTIES MAKE NO EXPRESS REPRESENTATIONS AND GRANT NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUE OR OTHERWISE.

7.6           Survivability.  The representations and warranties contained in this Agreement shall survive its execution and performance.

8.  ASSIGNMENT AND BINDING EFFECT.

8.1           Binding Effect.  This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their predecessors, successors, heirs, and permitted assigns regardless of the means by which those statuses were conferred.

8.2           Assignment by Weatherford.  Except as permitted herein, Weatherford may not assign (by contract, operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of Tesco, and any attempt to assign without such permission will be void.  However, Weatherford, without Tesco’s consent, may:  (a) assign all of its rights under this Agreement to any of its Affiliates; and (b) assign all of its rights under this Agreement to (i) an acquirer of all or substantially all of the equity or assets of its business to which this Agreement relates, or (ii) the surviving entity of any merger, consolidation, equity exchange, or reorganization of its business to which the Agreement relates.  In the event of a change of control of Weatherford, this Agreement shall continue to benefit and obligate Weatherford and the license granted in Paragraph 3.1 and the covenant granted in Paragraph 4.1 may be assigned to any successor entity, regardless of the nature and structure of the underlying transaction.

8.3           Assignment by Tesco.  Except as permitted herein, Tesco may not assign (by contract, operation of law or otherwise) its rights or obligations under this Agreement without the prior written consent of Weatherford, and any attempt to assign without such permission will be void.  However, Tesco, without Weatherford’s consent, may:  (i) assign all of its rights under this Agreement to any of its Affiliates; and (ii) assign all of its rights under this Agreement to (a) an acquirer of all or substantially all of the equity or assets of its business to which this Agreement relates, or (b) the surviving entity of any merger, consolidation, equity exchange, or reorganization of its business to which the Agreement relates.  In the event of a change of control of Tesco, this Agreement shall continue to benefit and obligate Tesco and the license granted in Paragraph 3.3 and the covenant granted in Paragraph 4.2 may be assigned to any successor entity, regardless of the nature and structure of the underlying transaction.  Notwithstanding the forgoing, Tesco cannot assign this Agreement, or any of the rights granted herein by Weatherford, to NOV or Frank’s.

8.4           Reorganizations.  Notwithstanding the foregoing, if either of the Parties creates one or more separate entities from itself or any of their Affiliates, then such entity shall enjoy the rights granted herein pursuant to the terms and conditions of this Agreement for so long as such entity continues to meet the definition of Affiliate as set forth herein.

8.5           Business Investments.  In the event that the Parties, subsequent to the Effective Date, acquire from a Third Party any interest in an on-going business that is not already the subject of a license granted hereunder, such acquired business shall be deemed licensed, released, and otherwise entitled to the protection of this Agreement.

9.  TERM AND TERMINATION.

9.1           Term.  Unless earlier terminated as specified in this section, the term of this Agreement shall commence upon the Effective Date and shall continue until the last to expire of the Weatherford Patents and Tesco Patents, unless terminated earlier, in whole or in part, upon the mutual written agreement of the Parties.

9.2           Breach.  If either Party breaches a material part of this Agreement, the non-breaching Party shall notify the breaching Party of the breach in writing as provided by Paragraph 10.4.  If the dispute proceeds to mediation under Paragraph 10.4 and the mediation does not resolve the dispute, then and only then the non-breaching Party may terminate this Agreement by sending the breaching Party a notice in writing that the Agreement is terminated.

9.3           Tax Liability.  Each Party shall bear its own tax liability as a result of the existence of this Agreement or the performance of any obligations hereunder.

9.4           Retained Rights / Bankruptcy.  The Parties acknowledge and agree that the Weatherford Patents and the Tesco Patents are “intellectual property” as defined in Section 101(35A) of the United States Bankruptcy Code, as the same may be amended from time to time (the “Code”), which have been licensed hereunder in a contemporaneous exchange for value.  The Parties further acknowledge and agree that if Weatherford or Tesco: (a) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due; (b) applies for or consents to the appointment of a trustee, receiver or other custodian for it, or makes a general assignment for the benefit of its creditors; (c) commences, or has commenced against it, any bankruptcy, reorganization, debt arrangement, or other case or proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceedings; or (d) elects to reject, or a trustee on behalf of it elects to reject, this Agreement or any agreement supplementary hereto, pursuant to Section 365 of the Code (“365”), or if this Agreement or any agreement supplementary hereto is deemed to be rejected pursuant to 365 for any reason, this Agreement, and any agreement supplementary hereto, shall be governed by Section 365(n) of the Code (“365(n)”) and Parties will retain and may elect to fully exercise its or their rights under this Agreement in accordance with 365(n).

10.  GENERAL PROVISIONS.

10.1           Entire Agreement.  This Agreement, including all Exhibits attached hereto, constitutes the entire agreement between the Parties and embodies the entire and only understanding of each of them with respect to the subject matter of the Agreement, and merges, cancels and supersedes all prior representations, warranties, assurances, conditions, definitions, understandings and all other statements or agreements (including the Interim Agreement), whether express, implied, or arising out of operation of law, whether oral or written, whether by omission or commission, between and among the Parties hereto with respect to the subject matter of the Agreement. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express, implied or statutory, between the Parties other than as expressly set forth in this Agreement.

10.2           Notices.  All notices, requests, approvals, consents and other communications required or permitted under this Agreement will be in writing and addressed as follows:

If to Weatherford:
Weatherford International, Inc.
515 Post Oak Blvd.
Suite 600
Houston, TX  77027
           Attention: General Counsel

If to Tesco:
Tesco Corporation
3993 West Sam Houston Parkway
Suite 100
Houston, TX  77043-1211
Attention: General Counsel

and will be deemed delivered: (a) upon receipt if delivered by hand; (b) the next day if sent by prepaid, U.S. recognized, overnight air courier; (c) three (3) business days after being sent by registered or certified mail (return receipt requested, postage prepaid); or if by facsimile, the day that the sender receives an acknowledgement that the facsimile was successfully transmitted.  All notices shall be addressed to the other Party at the address set forth above or to such other person or address as the Parties may from time to time designate in writing delivered pursuant to this notice provision.

10.3           Governing Law.  This Agreement and all matters connected with the performance thereof shall be governed by and will be construed, interpreted, and applied in accordance with the laws of the State of Texas and the federal laws of the United States as applicable therein, without regard to the laws of those jurisdictions governing conflicts of laws.

10.4           Dispute Resolution.  In the event any dispute or controversy arising out of or relating to this Agreement, the Parties agree to exercise their best efforts to resolve the dispute as soon as possible. The Parties shall, without delay, continue to perform their respective obligations under this Agreement which are not affected by the dispute.  In the event that a dispute arises between the Parties regarding this Agreement, then the Parties agree to the following sequential dispute resolution procedure.  First, the aggrieved Party shall provide written notice of the dispute, including facts and details thereof, to the other Party.  Within thirty (30) calendar days of providing such notice, the respective representatives of the Parties on the Steering Committee shall meet in good faith and attempt to resolve the dispute amicably.  In the event of failure to do so, within ten (10) business days the senior management (e.g., Senior Vice President or above) of both Parties shall meet face-to-face to try to resolve such dispute.  In the event that the Parties cannot by exercise of their best efforts resolve the dispute in such senior management meeting, they shall submit the dispute to mediation before a mutually acceptable mediator in Houston, Texas.  Such mediation shall take place no more than sixty (60) days after the senior management meeting.  In the event that the Parties cannot by exercise of their best efforts resolve the dispute in such mediation, then and only then may one of the Parties take legal action.  To provide a cooling-off period, such legal action may not be initiated any sooner than ninety (90) days after the mediation.  Both Parties agree to submit to the exclusive jurisdiction of the appropriate law courts in Houston, Texas.

10.5           Expenses.  Except as otherwise specifically provided in this Agreement, the Parties agree that they shall bear their own costs and attorneys’ fees incurred in connection with the negotiation and drafting of this Agreement and the transactions contemplated herein.

10.6           Headings.  The section and sub-section headings contained in this Agreement are for convenience of reference only and shall not serve to limit, expand or interpret the sections or sub-sections to which they apply, and shall not be deemed to be a part of this Agreement.

10.7           Interpretation; Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provision of this Agreement.  This Agreement is in the English language only, which language shall be controlling in all respects, and all notices under this Agreement shall be in the English language.  For purposes of construction, the singular includes the plural and vice versa.

10.8           Relationship of the Parties.  This Agreement does not constitute and shall not be construed as constituting a partnership, agency, employer-employee, or joint venture between Weatherford and Tesco, and neither Party shall have any right to incur any debt, make any commitment for each other, or obligate or bind the other Party in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons, except as expressly provided herein.  Weatherford and Tesco each expressly disclaim any reliance on any act, word, or deed of the other in entering into this Agreement.

10.9           Enforceability.  The Parties acknowledge and agree that this Agreement is enforceable according to its terms.

10.10           Severability.  In the event that any term or provision of this Agreement is deemed illegal, invalid, unenforceable or void by a final, non-appealable judgment of a court or tribunal of competent jurisdiction under any applicable statute or rule of law, such court or tribunal is authorized to modify such provision to the minimum extent possible to effect the overall intention of the Parties as of the Effective Date of this Agreement.  The Parties agree to negotiate in good faith to try and substitute an enforceable provision for any invalid or unenforceable provision that most nearly achieves the intent of such provisions.

10.11           Counterparts.  This Agreement may be executed in two or more counterparts or duplicate originals, each of which shall be considered one and the same instrument, and which shall be the official and governing version in interpretation of this Agreement.  This Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each Party as if they were original signatures.

10.12           Waiver.  No waiver of any breach of any provision of this Agreement shall be construed as a waiver of or consent to any previous or subsequent breach of the same or any other provision.

10.13           Force Majeure.  The failure of a Party hereunder to perform any obligations, due to governmental action, law or regulation, or due to events, such as war, act of public enemy, strikes or other labor disputes, fire, flood, acts of God, or any similar cause beyond the reasonable control of such Party, is excused for as long as said cause continues to exist, it being understood and agreed that the mere obligation to pay money is not excusable under this provision.  The Party prevented from performing shall promptly notify the other Party of such non-performance and its expected duration, and shall use all reasonable efforts to overcome the cause thereof as soon as practicable.

10.14           Amendment. This Agreement may not be amended or modified, except by a writing signed by all Parties.

10.15           Sophisticated Parties Represented by Counsel.  The Parties each acknowledge, accept, warrant, and represent that: (i) they are sophisticated business entities represented at all relevant times during the negotiation and execution of this Agreement by counsel of their choice, and that they have executed this Agreement with the consent and on the advice of such independent legal counsel; and (ii) they and their counsel have determined through independent investigation and arm’s-length negotiation that the terms of this Agreement shall exclusively embody and govern the subject matter of this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers as of the Effective Date.

Weatherford International, Inc.
By:           /s/ Carel Hoyer
Name:           Carel Hoyer
Title:           Senior Vice President
Date:           January 5, 2011
Weatherford\Lamb, Inc.
By:           /s/ Joseph C. Henry
Name:           Joseph C. Henry
Title:           Vice President
Date:           January 11, 2011
Tesco Corporation By: /s/ Dean Ferris Name: Dean Ferris Title: Sr. Vice President Date: December 24, 2010

Schedule A

Tesco Patents Licensed to Weatherford

Top Drive Casing Make-up
In Litigation	Other Patents
US Patent No.	US Patent No.
7,140,443	7,770,654
7,377,324

Schedule B

Weatherford Patents Licensed to Tesco

Top Drive Casing Make-up Patents
In Litigation	Other Patents
US Patent No.	US Patent No.
7,004,259	6,527,047	7,073,598	12/708131
7,086,461	6,622,796	7,665,531
7,128,161	6,688,398	7,712,523
7,213,656	6,725,938	7,793,719
7,219,744	6,742,596	2008/0083540
7,281,587	6,938,697	12/622030
7,353,880	7,021,374	12/702882

Drilling With Casing
In Litigation	Other Patents
US Patent No.	US Patent No.
5,894,897	5,551,521	7,036,610	7,165,634	12/876956
7,048,050	6,158,531	7,040,420	7,234,542
7,100,710	6,263,987	7,108,084	12/330157
7,228,901	7,013,997	7,147,068	12/427560